Exhibit 23




                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-17007) pertaining to the Amended and Restated FBL Financial Group, Inc. 1996 Class A Common Stock Compensation Plan, the Registration Statement (Form S-8 No. 333-08567) pertaining to the Farm Bureau 401(k) Savings Plan, the Registration Statement (Form S-8 No. 333-53739) pertaining to the FBL Financial Group, Inc. Director Compensation Plan and the Registration Statement (Form S-3 No. 333-60072) pertaining to the Direct Stock Purchase Plan, of our reports dated February 5, 2002, with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.



/s/ Ernst & Young LLP

Des Moines, Iowa
March 12, 2002